EXHIBIT 99.1

Polymer Group, Inc. 9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 www.polymergroupinc.com 704-697-5100

PGI News Release

Polymer Group, Inc. Announces U.S. Plant Consolidations to Improve Cost Structure
and Performance

For Immediate Release

January 04, 2007

[Charlotte, NC] --- Polymer Group, Inc. (OTC Bulletin Board: POLGA; POLGB) today announced that it will consolidate manufacturing in the U.S. to lower its operating costs and improve overall performance.

The company will close its Rogers, Arkansas and Gainesville, Georgia plants, and transfer portions of the business to other locations in North America and Asia. Operations at the two plants are expected to be phased out by mid-2007 and the company will provide the affected workers with severance and displacement assistance.

“This consolidation plan is necessary for PGI to maintain its competitiveness in the U.S. markets. It is consistent with our strategy to continuously streamline operations and represents our ongoing commitment to improving our cost position,” said William B. Hewitt, Polymer Group’s interim chief executive officer. “The steps we are taking will result in an improved cost structure and make PGI a stronger company going forward.  We deeply regret the impact these difficult actions will have on our employees but they are necessary to achieve our profit targets in an increasingly competitive global market.”

Rogers, Arkansas Plant

PGI will relocate thermal and adhesive bonding business from Rogers to Landisville, New Jersey, to achieve synergies and reduce overhead costs. The company will move manufacturing of spunlace fabrics used in wipes from Rogers to its plants in North Little Rock, Arkansas, and Benson, North Carolina. The materials produced on these lines are used in hygiene, industrial and wiping applications.

“The Rogers and Landisville plants have similar manufacturing operations and equipment,” Hewitt said. “By consolidating them, we will be able to more efficiently utilize these assets at one location and improve overall profitability.”

Originally started up by Scott Paper Co. in 1974, PGI purchased the plant in 1992. The Rogers plant has approximately 120 workers.

Gainesville, Georgia Plant

Consistent with the previously announced installation of a state-of-the-art finishing line in Suzhou, China, PGI will relocate the finishing of medical fabrics from Gainesville to the new plant in China that is strategically located near its customers’ converting operations. These fabrics are used in surgical gowns and drapes, and wound care.

Manufacturing of PGI’s proprietary Reticulon® apertured film products used in feminine sanitary napkins will be transferred from Gainesville to PGI’s Bonlam plant in San Luis Potosi, Mexico. This move also will enable PGI to expand capabilities in Mexico to produce laminated clothlike backsheet for diapers.

The Gainesville plant was originally part of Chicopee Manufacturing Co. and was constructed in 1956.  PGI purchased the plant in 1995 when it acquired the Chicopee nonwovens business from Johnson & Johnson. Currently, approximately 50 workers are employed at the plant.

After the consolidations are complete, PGI will continue to operate five nonwovens plants in the U.S.  Other nonwovens locations include Benson and Mooresville, North Carolina; Landisville, New Jersey; North Little Rock, Arkansas; and Waynesboro, Virginia.

As a result of the decision to consolidate the operations, the company estimates that it will recognize cash restructuring charges of approximately $5.5 million to $6.0 million and the non-cash write-off of certain assets of approximately $1.4 million. The consolidation efforts, which are expected to be complete by the end of the third quarter of fiscal 2007, are expected to result in improved profitability and a more efficient manufacturing cost structure, with cash fixed costs expected to be reduced by approximately $4.0 million to $6.0 million on an annualized basis.  Additionally, the Company anticipates proceeds of approximately $4.5 million to $6.0 million from the sale of idled facilities and equipment.

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 21 manufacturing facilities in 9 countries throughout the world.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements speak only as of the date of this release.  Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include: general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; substantial debt levels and potential inability to maintain sufficient liquidity to finance the company’s operations and make necessary capital expenditures; inability to meet existing debt covenants; information and technological advances; changes in environmental laws and regulations; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; domestic and foreign competition; reliance on major customers and suppliers; risks related to operations in foreign jurisdictions; and delays or difficulties in finding a suitable new chief executive officer.  Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

For further information, please contact:

Dennis Norman

Vice President — Strategic Planning & Communication

(704) 697-5186

normand@pginw.com